UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)      February 20, 2008

Belvedere SoCal

(Exact Name of Registrant as Specified in Its Charter)

California

(State or Other Jurisdiction of Incorporation)

333-141453	20-8356735
(Commission File Number)	(IRS Employer Identification No.)

1 Maritime Plaza, Suite 825, San Francisco, CA	94111
(Address of Principal Executive Offices)	(Zip Code)

(415) 434-1236

 (Registrant’s Telephone Number, Including Area Code)

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

  Section 5 - Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)
On February 20, 2008, the Company entered into an employment agreement with its Executive Chairman, Alan Lane.  The agreement is for a term of five years, commencing as of November 23, 2007.  Mr. Lane will be paid a base salary of $180,000 per year, subject to annual review, and he will be eligible for a discretionary bonus through the Company’s incentive bonus plan available to senior executives.  In addition, the agreement provides for a grant of stock options equal to 2.5% of the Company’s common stock outstanding as of the closing of the acquisition of Spectrum Bank (January 31, 2008), along with 2.5% of the increase in the Company’s common stock resulting from the close of any subsequent acquisition during the period that Mr. Lane’s employment agreement is in effect.  Finally, Mr. Lane’s agreement allows him to participate in the Company’s benefit plans generally available to senior executives, including health insurance, 401(k) plan, and paid time off.  In the event that Mr. Lane is terminated without cause, he is entitled to severance benefits equal to approximately one year of compensation.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 25, 2008
Belvedere SoCal

By:	/s/ Alison Davis
Alison Davis
Chief Executive Officer (Principal Executive Officer)